Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
TBS International Limited and Subsidiaries

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of TBS International Limited and its subsidiaries (the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 21, the Company restated its consolidated financial statements for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

New York, New York
March 1, 2005, except for Note 21, as to which the date is July 28, 2005

TBS International Limited and Subsidiaries
Consolidated Balance Sheets

	December 31,		March 31,	Pro Forma March 31,
	2003	2004	2005	2005
			(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,640,531	$21,674,204	$33,122,654	$33,176,786
Charter hire receivable, net of allowance of $473,964 in 2003, $1,456,594 in 2004 and $1,277,469 as of March 31, 2005	13,385,948	15,423,737	14,461,008	14,461,008
Claims receivable, net of allowance of $310,655 in 2003, $310,655 in 2004 and $0 as of March 31, 2005	209,716	380,258	370,269	370,269
Due from agents	308,901	449,488	566,137	566,137
Other receivables	716,069	2,114,100	264,319	264,319
Inventories	2,331,056	3,387,629	4,237,865	4,237,865
Prepaid expenses	2,124,449	3,866,215	2,004,783	2,004,783
Stock issuance cost	—	—	670,079	670,079
Advances to affiliates	916,788	1,495,474	2,379,765	2,379,765
Total current assets	28,633,458	48,791,105	58,076,879	58,131,011
Deposit for vessel purchases	—	7,499,000	3,774,000	3,774,000
Vessels, net of accumulated depreciation of $14,456,646 in 2003, $24,463,462 in 2004 and $26,791,554 as of March 31, 2005	54,060,948	100,366,040	140,717,996	140,717,996
Other fixed assets, net of accumulated amortization of $279,883 in 2003, $409,761 in 2004 and $460,834 as of March 31, 2005	314,783	503,032	566,019	566,019
Total assets	$83,009,189	$157,159,177	$203,134,894	$203,189,026

Liabilities and Shareholders' Equity
Current liabilities
Debt, current portion	$78,450	$12,446,561	$20,705,705	$20,705,705
Obligations under capital lease, current portion	7,995,737	4,731,574	4,864,592	4,864,592
Accounts payable	2,670,425	4,403,578	4,417,456	4,417,456
Accrued expenses	9,517,875	12,351,583	14,086,263	14,086,263
Voyages in progress	1,461,158	2,650,551	2,465,663	2,465,663
Advances from affiliates	422,631	2,641,485	3,220,394	3,220,394
Total current liabilities	22,146,276	39,225,332	49,760,073	49,760,073
Debt, long-term portion	6,018,834	26,064,647	46,729,463	46,729,463
Obligations under capital lease, net of current portion	34,641,528	29,909,953	28,642,755	28,642,755
Mandatorily redeemable preference shares, $15 redemption value by 2011, 7% per year dividend payable on a quarterly basis	14,381,850	—	—	—
Total liabilities	77,188,488	95,199,932	125,132,291	125,132,291

Shareholders' equity
Common shares, Class A, $.004 par value, 1,500,000 shares authorized, issued and outstanding	6,000	6,000	6,000	—
Common shares, Class B, $.004 par value, 1,500,000 shares authorized, issued and outstanding	6,000	6,000	6,000	—
Common shares, Class C, $.004 par value, 6,000,000 shares authorized, 1,000,000 shares issued and outstanding	4,000	4,000	4,000	—
Convertible preference shares, $.004 par value, 1,500,000 shares authorized, 1,000,000 shares issued and outstanding, liquidation preference $1,500,000 plus accrued dividends	—	4,000	4,000	—
Common shares, new Class A, $.01 par value, 75,000,000 authorized, 7,044,298 shares issued and outstanding	—	—	—	70,442
Common shares, new Class B, $.01 par value, 30,000,000 authorized, 13,650,659 shares issued and outstanding	—	—	—	136,507
Warrants	800,000	800,000	800,000	—
Additional paid-in capital	9,980,086	24,357,936	24,357,936	25,025,119
(Accumulated deficit)/retained earnings	(4,975,385)	36,781,309	52,824,667	52,824,667
Total shareholders' equity	5,820,701	61,959,245	78,002,603	78,056,735
Total liabilities and shareholders' equity	$83,009,189	$157,159,177	$203,134,894	$203,189,026

The accompanying notes are an integral part of these financial statements.

TBS International Limited and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
			(restated)	(restated)	(restated)
				(unaudited)
Revenue
Voyage revenue	$94,403,046	$119,721,080	$158,060,900	$30,347,547	$46,135,336
Time charter revenue	7,420,599	23,625,003	50,745,653	14,118,990	14,773,727
Total revenue	$101,823,645	$143,346,083	$208,806,553	$44,466,537	$60,909,063

Operating expenses
Voyage	48,713,313	52,453,794	60,691,623	12,018,216	18,374,942
Vessel	35,133,279	62,233,677	79,273,414	14,574,399	19,698,939
Depreciation and amortization of vessels and other fixed assets	6,281,340	6,886,720	10,136,694	1,598,924	2,379,165
Management and agency fees	3,236,828	3,864,828	4,413,909	971,001	1,266,576
General and administrative	4,683,499	6,463,242	7,347,046	2,109,127	1,397,164
Loss from sale of vessels, net	—	9,904,907	—	—	—
Total operating expenses	98,048,259	141,807,168	161,862,686	31,271,667	43,116,786

Income from operations	3,775,386	1,538,915	46,943,867	13,194,870	17,792,277

Other (expenses) and income
Interest expense	(5,321,079)	(5,145,103)	(5,147,686)	(1,067,869)	(1,673,984)
Other income	22,978	68,226	110,513	5,894	75,065
Gain on early extinguishment of debt	—	2,373,490	—	—	—
Deemed preference dividends and accretion	—	(829,703)	—	—	—
Total other (expenses) and income	(5,298,101)	(3,533,090)	(5,037,173)	(1,061,975)	(1,598,919)
Net (loss) income	(1,522,715)	(1,994,175)	41,906,694	12,132,895	16,193,358
Deemed preference dividends and accretion	(1,491,366)	(796,827)	—	—	—
Amount allocated to participating preferred shareholders	—	—	11,497,264	67,033	4,299,122
Net (loss) income available for common shareholders	$(3,014,081)	$(2,791,002)	$30,409,430	$12,065,862	$11,894,236

Earnings per share
Net (loss) income per common share
Basic	$(.75)	$(.70)	$7.60	$3.02	$2.15
Diluted	$(.75)	$(.70)	$3.80	$1.51	$1.49
Weighted average common shares outstanding
Basic	4,000,000	4,000,000	4,000,000	4,000,000	5,533,333
Diluted	4,000,000	4,000,000	7,999,999	7,999,999	7,999,999
Pro forma earnings per share:
Net income per common share:
Basic			$2.02		$0.78
Diluted			$2.00		$0.77
Weighted average common shares outstanding:
Basic			20,694,957		20,861,861
Diluted			20,983,829		20,983,829

The accompanying notes are an integral part of these financial statements.

TBS International Limited and Subsidiaries
Consolidated Statements of Shareholders' Equity

	Common Shares		Preference Shares	Warrants	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total
	Shares	Amount
Balance at December 31, 2001	4,000,000	$16,000	$—	$800,000	$12,268,279	$(1,458,495)	$11,625,784
Net loss	—	—	—			(1,522,715)	(1,522,715)
Accretion of preference shares	—	—	—	—	(346,761)	—	(346,761)
Preference share dividends paid in-kind	—	—	—	—	(1,144,605)	—	(1,144,605)
Balance at December 31, 2002	4,000,000	16,000	—	800,000	10,776,913	(2,981,210)	8,611,703
Net loss	—	—	—	—		(1,994,175)	(1,994,175)
Accretion of preference shares	—	—	—	—	(191,492)	—	(191,492)
Preference shares dividends paid-in-kind	—	—	—	—	(605,335)	—	(605,335)
Balance at December 31, 2003	4,000,000	16,000		800,000	9,980,086	(4,975,385)	5,820,701
Net income	—	—	—	—	—	41,906,694	41,906,694
Dividends paid	—	—	—	—	—	(150,000)	(150,000)
Purchase of preference shares 1,000,000 shares and elimination of mandatory redemption and quarterly dividend	—	—	$4,000	—	14,377,850	—	14,381,850
Balance at December 31, 2004	4,000,000	$16,000	$4,000	$800,000	$24,357,936	$36,781,309	$61,959,245
Net income	—	—	—	—	—	16,193,358	16,193,358
Dividends paid	—	—	—	—	—	(150,000)	(150,000)
Balance at March 31, 2005 (unaudited)	4,000,000	$16,000	$4,000	$800,000	$24,357,936	$52,824,667	$78,002,603

The accompanying notes are an integral part of these financial statements.

TBS International Limited and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)
Cash flows from operating activities
Net (loss) income	$(1,522,715)	$(1,994,175)	$41,906,694	$12,132,895	$16,193,358
Adjustments to reconcile net income to net cash provided by operating activities
Gain on early extinguishment of debt	—	(2,373,490)	—	—	—
Deemed preference dividend and accretion	—	829,703	—	—	—
Net loss on sale of vessels	—	9,904,907	—	—	—
Depreciation and amortization	6,281,340	6,886,720	10,136,694	1,598,924	2,379,165
Changes in operating assets and liabilities
(Increase) decrease in charter hire receivable	1,378,994	(2,061,508)	(2,037,789)	(1,495,201)	962,729
(Increase) decrease in claims receivable	200,384	122,323	(170,542)	(24,474)	9,989
(Increase) decrease in due from agents	172,460	(81,192)	(140,587)	163,538	(116,649)
(Increase) decrease in other receivable	346,027	(642,923)	(1,398,031)	485,859	1,849,781
(Increase) decrease in inventories	148,598	112,468	(1,056,573)	(168,890)	(850,236)
(Increase) in prepaid expenses	(369,042)	(1,068,430)	(1,741,766)	1,217,524	1,861,432
Increase (decrease) in accounts payable	(238,620)	299,975	1,733,153	403,095	13,878
Increase (decrease) in accrued expenses	(467,807)	1,395,484	2,833,708	1,234,221	1,734,680
Increase (decrease) in voyages in progress	(82,916)	1,122,101	1,189,393	1,555,897	(184,888)
Increase (decrease) in advances from/to affiliates, net	195,695	(1,120,869)	1,640,168	(101,129)	(305,382)
Net cash provided by operating activities	6,042,398	11,331,094	52,894,522	17,002,259	23,547,857

Cash flows from investing activities
Vessels acquisition/capital improvement costs	(4,241,837)	(1,327,860)	(56,630,035)	(549,307)	(42,794,108)
Net proceeds on sale of vessels	—	34,196,860	—	—	—
Deposit for vessel purchases	—	—	(7,499,000)	(4,925,000)	3,725,000
Use of restricted cash	930,601	465,170	—	—	—
Net cash (used in) provided by investing activities	(3,311,236)	33,334,170	(64,129,035)	(5,474,307)	(39,069,108)

Cash flows from financing activities
Dividends paid	—	—	(150,000)	—	(150,000)
Stock issuance cost	—	—	—	—	(670,079)
Repayment of debt principal	—	(34,804,225)	(4,111,076)	(132,850)	(2,076,040)
Proceeds from debt	—	—	36,525,000	—	31,000,000
Reduction of obligations under capital leases	(1,754,332)	(5,019,374)	(7,995,738)	(2,080,696)	(1,134,180)
Net cash (used in) provided by financing activities	(1,754,332)	(39,823,599)	24,268,186	(2,213,546)	26,969,701

Net increase in cash and cash equivalents	976,830	4,841,665	13,033,673	9,314,406	11,448,450
Cash and cash equivalents beginning of year	2,822,036	3,798,866	8,640,531	8,640,531	21,674,204
Cash and cash equivalents end of year	$3,798,866	$8,640,531	$21,674,204	$17,954,937	$33,122,654

Supplemental cash flow information
Cash paid for interest	$5,291,045	$5,086,024	$4,976,274	$988,017	$1,512,496
Vessels acquired under capital lease	$7,200,000	$35,942,247	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

1.    Organization and Nature of Business

TBS International Limited (the "Company") is engaged in the ocean transportation of dry cargo through the use of owned and chartered vessels. All the related corporations of the Company are foreign corporations and conduct their business operations worldwide. The Company is comprised of the following related corporations, with their country of registry:

▪	Technotrade Limited (Gibraltar)

•	Westbrook Holdings, Ltd. and its subsidiaries (Marshall Islands):

•	Albemarle Maritime Corp. – Mohawk Princess

•	Arden Maritime Corp. – Tayrona Princess

•	Asia-America Ocean Carriers Ltd. – Comanche Belle

•	Avon Maritime Corp. – Wichita Belle

•	Bedford Maritime Corp. – Apache Maiden

•	Brighton Maritime Corp. – Kickapoo Belle

•	Bristol Maritime Corp. – Tuscarora Belle

•	Chester Shipping Corp. – Tamoyo Maiden

•	Columbus Maritime Corp. – Seneca Maiden

•	Cortland Navigation Corp. – Chippewa Belle (inactive)

•	Frankfort Maritime Corp. – Shawnee Princess

•	Glenwood Maritime Corp. – Miami Maiden

•	Hancock Navigation Corp. – Kiowa Princess

•	Hansen Shipping Corp. – Ainu Princess

•	Hari Maritime Corp. – Navajo Princess

•	Henley Maritime Corp. – Tuckahoe Maiden

•	Hudson Maritime Corp. – Chesapeake Belle

•	Leaf Shipping Corp. – Management Company

•	Newkirk Navigation Corp. – Dakota Belle

•	Oldcastle Shipping Corp. – Taino Maiden

•	Pacific Rim Shipping Corp. – Philippine Bareboat Charterer

•	Prospect Navigation Corp. – Inca Maiden

•	Rector Shipping Corp. – Siboney Belle

•	Remsen Navigation Corp.

•	Sheffield Maritime Corp. – Manhattan Princess

•	Sherman Maritime Corp. – Rockaway Belle

•	Stratford Shipping Corp. – Iroquois Maiden

•	Summit Maritime Corp. – Montauk Maiden (inactive)

•	Tremont Maritime Corp. – Maya Maiden (inactive)

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

•	Vernon Maritime Corp. – Mohegan Princess

•	Whitehall Marine Transport Corp. – Cherokee Princess

•	Windsor Maritime Corp. – Shinnecock Belle

▪	RAS Shipping Company Limited (Gibraltar)

•	Transworld Cargo Carriers, S.A. (Marshall Islands)

▪	TBS Worldwide Services Inc. (Marshall Islands)

•	TBS Eurolines, Ltd.

•	TBS Latin America Liner, Ltd.

•	TBS Middle East Carriers, Ltd.

•	TBS North America Liner, Ltd.

•	TBS Ocean Carriers, Ltd.

•	TBS Pacific Liner, Ltd.

▪	TBS Logistics Ltd. (Marshall Islands)

Westbrook Holdings, Ltd. and its subsidiaries ("Westbrook") operate their vessels under pool agreements with an affiliate, TBS Worldwide Services Inc. ("TBS Worldwide") and its subsidiaries, TBS Pacific Liner, Ltd., TBS Latin America Liner, Ltd., TBS North America Liner, Ltd., TBS Ocean Carriers, Ltd., TBS Middle East Carriers Ltd. and TBS Eurolines, Ltd. (collectively, the "Pools"). Transworld Cargo Carriers, S.A. ("TWCC") operates substantially all its vessels under pool agreements with TBS Worldwide. The significant intercompany transactions between the liner services and vessel operations have been eliminated from these consolidated financial statements.

2.    Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting standards generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and related corporations. All significant intercompany transactions and balances have been eliminated in consolidation.

Interim Financial Information (Unaudited)

The interim financial statements as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim period results. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the full year.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The most significant estimates relate to allowances for charter hire and claims receivable, estimated lives of vessels, and accruals for drydocking and voyages in progress.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Revenue Recognition

Voyage revenues and expenses include estimates for voyages in progress. Estimated profits from voyages in progress are recognized on a percentage-of-completion basis by prorating the estimated final voyage revenue and expenses using the ratio of voyage days completed through year-end to total voyage days. When a loss is forecasted for a voyage, the full amount of the anticipated loss is recognized in the period in which that determination is made. Revenue from time charters in progress is calculated using the daily charter hire rate, net of daily expenses, multiplied by the number of voyage days on-hire through year end.

Foreign Currency Transactions

The financial statements are expressed in United States dollars. Gains and losses resulting from foreign currency transactions, which are not significant, are included in other income.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and charter hire receivables. The Company places its cash with high-quality financial institutions. These financial institutions are located throughout the world, and the Company's policy is designed to limit exposure to any one institution. The Company maintains reserves for potential credit losses and, historically, such losses have not been significant.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities when purchased of three months or less to be cash equivalents.

Charter Hire Receivable and Allowance for Doubtful Accounts

Charter hire receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on specific identification of certain receivable balances for which management believes collectibility is questionable and by maintaining a percentage of outstanding receivable balances (usually between 2% and 3%) as the allowance to assure coverage for risks not specifically identified.

Claims Receivable and Allowance for Doubtful Accounts

Claims receivable represent claims made to third parties, primarily insurance companies, relating to damage to vessels. The net claims are probable of collection based upon historical payments of such claims and the current insurance coverage limits. The Company establishes an allowance for those claims that it deems doubtful based upon specific facts and circumstances.

Inventories

Inventories, consisting primarily of fuel, lubricating oil and spare parts aboard the vessels, are valued at the lower of cost (determined using a first-in, first-out basis for fuel and a weighted average basis for lubricating oil and spare parts) or fair value.

Vessels

Vessels are stated at cost. Depreciation of vessels is calculated using the straight-line method over the useful lives of the vessels, which are estimated as 25 years from the date delivered by the shipyard. Expenditures, which materially increase values, change capacities or extend useful lives are capitalized in vessels. Routine repair, replacement and maintenance costs are expensed as incurred.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Change in Estimate

The estimated useful life of vessels was extended from 25 years to 30 years, based on management's review of the condition and performance of the owned fleet, effective January 1, 2005. The impact of this change in estimate on the three months ended March 31, 2005 increased net income, basic earnings per share and diluted earnings per share in the amount of $2.3 million, $0.31 per share and $0.21 per share, respectively.

Other Fixed Assets

Other fixed assets consist of computer software and hardware. Other fixed assets are being amortized over their estimated useful lives of five years.

Provision for Drydocking

A provision for drydocking costs, including major vessel overhaul costs incurred during periodic inspections for regulatory and insurance purposes, is accrued and charged to expense ratably over the period to the next drydocking, which averages approximately 30 months. This provision is included in accrued expenses.

Impairment of Long-Lived Assets

The Company is required to review its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets are measured for impairment when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based at the vessel level, and is calculated based upon comparison of the fair value to the carrying value of the asset. Management performs impairment analyses when certain triggering events occur. The fair value of our long-lived assets are determined by independent, third-party appraisals.

Taxation

The Company is not subject to corporate income taxes on its profits in the Marshall Islands or Gibraltar because its income is derived from sources outside these jurisdictions. The Company is not subject to corporate income tax in any other jurisdictions.

Absent another exemption from tax, new regulations, effective for taxable years beginning after September 24, 2004 (fiscal year 2005 for the Company), would subject the Company's U.S. source transportation income earned by TBS North America Liner, Ltd. to tax in the U.S. Depending upon the actual facts and circumstances, U.S. source transportation income earned by the Company and its subsidiaries would either be subject to a 4% gross receipts tax or would be taxed as income effectively connected with a U.S. trade or business on a net income basis at normal U.S. corporation tax rates (generally, 35%) plus a branch tax (generally, 30%) on the net after tax income, resulting in an overall effective tax rate on such income of up to 54.5%. The Company expects to be entitled to claim an exemption from U.S. income taxes because its Class A common shares will be primarily and regularly traded on an established securities market for purposes of Section 883 of the Code.

Fair Value of Financial Instruments

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, charter hire receivables and debt (including capital lease obligations). The Company places its cash equivalents with a number of financial institutions to help limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across geographic areas. As of December 31, 2003 and 2004, the Company had no significant concentration of credit risk.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

The following method and assumptions were used to estimate the fair value of financial instruments included in the following categories:

Cash and cash equivalents and charter hire and claims receivable – The carrying amount reported in the accompanying consolidated balance sheets for cash and cash equivalents and charter hire and claims receivables approximates their fair value due to the current maturities.

Short-term debt – The carrying amount reported in the accompanying consolidated balance sheets for short-term debt approximates its fair value due to the current maturity of such instruments.

Long-term debt – The carrying amount of the Company's long-term debt approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities. On December 19, 2003 the Company restructured the First Preferred Ship Mortgage Notes, eliminating 94.77% of the outstanding principal. Also on December 19, 2003 the Company executed a sale leaseback transaction for seven vessels that are treated as capitalized leases recorded at the present value of future estimated lease payments (see Note 15).

Advances to/from Affiliates

Advances to/from affiliates are non-interest-bearing, due on demand and expected to be paid or collected in the ordinary course of business, generally within the year. The Company typically advances funds to and from affiliates in connection with the payment of management fees, commissions and consulting fees.

Earnings Per Share

Earnings per share are based on reported net income (loss) available for common shareholders and the weighted average number of common shares outstanding (basic) and the weighted average total of common shares outstanding and potential common shares (diluted).

Derivative Instruments and Hedging Activities

The Company records all derivative instruments at fair value in accordance with accounting principles generally accepted in the United States of America. Offsetting adjustments to the asset or liability are recorded in the consolidated statement of operations or directly into equity as other comprehensive income depending on the underlying transaction. To date, the Company has not engaged in derivative instrument transactions, but may do so in the future.

Comprehensive Income

Comprehensive income is a measure of net income and all other changes in shareholders' equity of the Company that result from recognized transactions and other events of the period other than transactions with shareholders.

Pro Forma Information (unaudited)

The pro forma balance sheet as of March 31, 2005 and pro forma earnings per share (EPS) for the year ended December 31, 2004 and the three months ended March 31, 2005, includes the conversion of the Company's 1,000,000 issued and outstanding convertible preference shares into 2,000,000 Class C common shares; the consolidation of the Company's 1,500,000 Class A, 1,500,000 Class B and 3,000,000 Class C common shares, after giving effect to the conversion of our preference shares, on a 2.5-for-1 basis to 600,000 Class A, 600,000 Class B and 1,200,000 Class C common shares, for the purpose of changing the par value of the Company's common shares from $.004 per share to $.01 per share; the redesignation of the Company's outstanding consolidated 600,000 Class A, 600,000 Class B and 1,200,000 Class C common shares as 2,400,000 new Class B common shares and

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

subsequent issuance of approximately 2.167 new Class A common shares and 3.20 additional new Class B common shares for each new Class B share then outstanding; and the exercise of certain of our outstanding Series A warrants for the purchase of 1,842,606 new Class A and 3,570,659 new Class B common shares, at an exercise price of $.01 per warrant share, or approximately $54,000 in the aggregate.

All existing shareholders will receive the same number of new Class A and new Class B common shares for each existing Class A, Class B or Class C common share. The relative number of Class A and Class B common shares to be issued was calculated to produce a number of fully-diluted common shares that, when considering the valuation of the Company, would result in the price to the public shown on the cover of this prospectus, while maximizing tax efficiency by allocating different voting power and economic interest between classes of shares. Upon completion of these share conversions and the warrant exercise, 7,044,298 new Class A and 13,650,659 new Class B common shares would be outstanding. As part of the offering, Class B common shares being sold by the selling shareholders will be converted into Class A common shares and the number of Class A common shares outstanding, giving effect to the offering, will increase by 82,718 while the number of Class B common shares outstanding will decrease by the same number. Finally, giving effect to the sale of 7,000,000 new Class A common shares, the Company will have 14,127,016 Class A common shares and 13,567,941 Class B common shares outstanding. The Company's Class A common shares, which it is offering to the public, and Class B common shares will be identical in all respects except that holders of Class A common shares will be entitled to one vote for each Class A common share on all matters submitted to a vote of holders of common shares, while holders of Class B common shares will be entitled to one-half of a vote for each Class B common share. The holders of Class A common shares will be able to convert their Class A common shares into Class B common shares and the holders of Class B common shares will be able to convert their Class B common shares into Class A common shares, at any time, and the Class B common shares will automatically convert into Class A common shares upon transfer to any person other than another holder of Class B common shares, in each case as long as the conversion will not cause International to become a controlled foreign corporation or the Class A common shares to cease to be regularly traded on an established securities market for purposes of Section 883 of the Internal Revenue Code.

Pro Forma Earnings Per Share

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Numerators:
Net income available for common shareholders	$41,906,694	$16,193,358
Denominators:
Pro forma basic-weighted average common shares outstanding	20,694,957	20,861,861
Dilutive effect of Series A warrants	288,872	121,968
Pro forma dilutive-weighted average common shares and potential shares outstanding	20,983,829	20,983,829
Income per common share:
Basic	$2.02	$0.78
Diluted	$2.00	$0.77

The Series A warrant exercise condition was satisfied on February 8, 2005. Pro forma basic weighted average common shares outstanding for the three months ended March 31, 2005 includes a weighted-average 166,904 common shares issuable on the exercise of Series A warrants to purchase 288,872 common shares. Because they are issuable for nominal consideration upon exercise of the

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Series A warrants, these shares are treated as outstanding for purposes of basic weighted average common shares outstanding for the period beginning February 8, 2005. Dilutive effect of Series A warrants represents 121,968 common shares issuable on the exercise of Series A warrants not already included in pro forma basic weighted average common shares outstanding. The existing Series B and C warrants were exercisable if the preference shares were not converted to common shares or paid down by February 8, 2006. However, upon the initial public offering the preference shares will be converted, thereby making these warrants unexercisable.

The pro forma consolidated balance sheet data at March 31, 2005 is not necessarily indicative of our financial position at March 31, 2005, had the offering been completed on March 31, 2005.

New Accounting Pronouncements

On May 13, 2003, the FASB issued FASB Statement No. 150, or FAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. FAS 150 affected the Company's accounting for its mandatorily redeemable preference shares. A financial instrument is deemed mandatorily redeemable if it embodies an obligation outside the control of the issuer and the holder to redeem the instrument by transferring cash or other assets and the obligation is required to be redeemed at a specified or determinable date or upon an event certain to occur. The effect of FAS 150 during the third quarter ended September 30, 2003 was to classify mandatorily redeemable preference shares as a liability because it was at that time an unconditional obligation of the Company to redeem its preference shares by transferring assets at a specified date and to record the accretion and deemed preference dividends in-kind on the statement of operations. The effect was to record $829,703 of accretion and deemed dividends as a component of operations rather than as a component of additional paid-in capital from July 1, 2003 to December 31, 2003, the period in 2003 for which FAS 150 affected us, which resulted in a decrease to net income for December 31, 2003.

On January 17, 2003 the FASB issued FASB Interpretation No. 46R, or FIN 46R, Consolidation of Variable Interest Entities and Interpretation of ARB No. 51. FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A variable interest entity is required to be consolidated by the company that has a majority of the expected losses or profits of the variable interest entity. The consolidation provisions of FIN 46R, as revised, were effective immediately for interests created after January 31, 2003 and were effective on March 31, 2004 for interests created before February 1, 2003. FIN 46R did not have a significant impact on us in 2004, but may in the future.

Reclassification

During the third quarter of 2002, the Company began to classify costs incurred in connection with port captains and vessel superintendents as general and administrative expenses. Accordingly, $737,594, $492,857, and $677,651 in 2002, 2003 and 2004, respectively, of port captains costs' were reclassified from voyage expense. Additionally, $298,920, $287,406, and $320,128 of superintendents' costs were reclassified in 2002, 2003 and 2004, respectively, from vessel expense.

3.    Allowance for Charter Hire and Claims Receivable

The Company reviews the allowances for doubtful accounts monthly. Account balances are charged off against the allowance when the Company feels it is probable the receivable will not be recovered. The Company does not have any significant off-balance sheet credit exposure related to its customers.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Allowance for doubtful charter hire receivable is as follows:

	Balance at Beginning of Year	Additions	Write-offs Net of Recoveries	Balance at End of Year
December 31, 2002	$275,019	$69,736	$—	$344,755
December 31, 2003	$344,755	$230,639	$(101,430)	$473,964
December 31, 2004	$473,964	$982,630	$—	$1,456,594
March 31, 2005 (unaudited)	$1,456,594	—	$(179,130)	$1,277,464

Allowance for doubtful claims receivable is as follows:

	Balance at Beginning of Year	Additions	Write-offs Net of Recoveries	Balance at End of Year
December 31, 2002	$300,000	$—	$(100,000)	$200,000
December 31, 2003	$200,000	$110,655	$—	$310,655
December 31, 2004	$310,655	$—	$—	$310,655
March 31, 2005 (unaudited)	$310,655	—	$(310,655)	$—

4.    Inventories

Inventories consist of the following:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
Fuel	$1,556,328	$2,378,790	$3,013,164
Lubricating oil	410,864	514,360	682,165
Spare parts	130,316	108,149	108,149
Other	233,548	386,330	434,387
	$2,331,056	$3,387,629	$4,237,865

5.    Deposits for Vessel Purchases

The deposits for vessel purchases represent deposits on vessels to be purchased. Deposits consist of the following:

		December 31,		March 31,
Vessel	Date	2003	2004	2005
				(unaudited)
Doric Shield	10/6/2004	$—	$1,224,000	$1,224,000
Anangel Success	11/2/2004	—	1,275,000	1,275,000
Anangel Dignity	11/29/2004	—	1,275,000	1,275,000
Sea Pantheon	11/29/2004	—	800,000	—
Sea Peace	11/29/2004	—	862,500	—
Sea Pistis	11/29/2004	—	862,500	—
Zeno	12/6/2004	—	1,200,000	—
Total		$—	$7,499,000	$3,774,000

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

6.    Prepaid Expenses

Prepaid expenses consist of the following:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
Prepaid charter hire	$863,302	$1,393,722	$787,240
Prepaid insurance	491,801	648,033	740,760
Prepaid vessel expenses	745,356	1,709,710	238,311
Other	23,990	114,750	238,472
Total	$2,124,449	$3,866,215	$2,004,783

7.    Advances to Affiliates

Advances to affiliates, which are entities related by common shareholders, consist of the following:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
TBS Shipping Services Inc.	$791,495	$1,291,373	$1,719,442
Aquarius Shipping Colombia Ltda.	34,156	47,077	566,861
Solar Shipping Ltda. (TBS Do Brasil)	5,687	74,175	—
Nautica Groupe, Ltd.	23,884	21,986	10,201
TBS De Venezuela, C.A.	7,057	22,150	5,604
TBS Peru-Seganport S.A.	22,169	28,655	71,206
TBS-Tecnisea C. Ltda.	16,609	—	—
TBS-Chile S.A.	3,269	3,269	3,269
TBS Asia Ltd.	—	20	20
TBS Bolivia S.R.L.	12,462	6,769	3,162
	$916,788	$1,495,474	$2,379,765

8.    Accrued Expenses

Accrued expenses consist of the following:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
Drydock	$2,175,428	$1,265,278	$1,709,640
Voyage and vessel expenses	6,723,050	10,498,174	11,498,909
Commissions	474,397	396,852	685,307
Cargo claim	145,000	191,279	192,407
Total	$9,517,875	$12,351,583	$14,086,263

The drydocking expense for 2003 and 2004 was $1,252,362 and $1,950,778, respectively.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

9.    Advances from Affiliates

Advances from affiliates, which are entities related by common shareholders, consist of the following:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
TBS Commercial Group Ltd.	$422,631	$2,641,485	$3,220,394

10.    First Preferred Ship Mortgage Notes

The Company had approximately $102.3 million of the 10% Series A First Preferred Ship Mortgage Notes (the "Notes") outstanding as of December 31, 1999. The Company failed to make the scheduled interest payments beginning on May 1, 1999. The failure to make these payments of $5.5 million each, within 30 days after the due date, was an event of default under the Notes indenture.

On July 6, 2000, the Company filed a prenegotiated Debtor's Joint Plan of Reorganization (the "Plan") with the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of the Bankruptcy Code. On October 11, 2000, the Bankruptcy Court approved the Company's Plan with the holders of the Notes. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the Federal Bankruptcy Court were stayed while the Company continued business operations as Debtor-in-Possession. The claims in the balance sheet that were "liabilities subject to compromise" consisted of the $110,000,000 which reflected cancellation of the Notes at their face value and $18,333,339 of interest payable on the Notes as of December 31, 2000. The Company received approval from the Bankruptcy Court to pay or otherwise honor all of its pre-petition obligations, excluding its "liabilities subject to compromise" referred to above. The Company discontinued accruing interest on this obligation as of its first day as Debtor-in-Possession, July 7, 2000, in accordance with Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Specifically, SOP 90-7 requires that companies reorganizing under the Bankruptcy Code should report interest expense only to the extent that it will be paid during the proceeding or that it is probable that it will be allowed as a priority, secured, or unsecured claim.

On February 8, 2001, the Bankruptcy Court confirmed the Plan. The provisions of the Plan included reduction of debt principal and the issuance of equity securities.

Under the Plan, the face value of the Notes, due in 2008, had been reduced to $51,250,000 from $110 million. Interest is payable quarterly. Standard covenants include not entering into the sale of assets, merger or similar transactions without the consent of the Holders of the Notes. The carrying value of the restructured notes upon emergence from bankruptcy approximated fair value. The Notes are secured by a lien upon all assets of the obligor and guarantors, including, without limitation, first preferred ship mortgages on all vessels owned by the subsidiaries of the Company.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

The reorganization resulted in the following adjustments to the Company's consolidated balance sheet as of February 8, 2001:

		Reorganization Adjustments
	Balance Sheet February 8, 2001	Debits		Credits		Reorganized Company February 8, 2001
Assets
Current assets	$21,091,668	$—		$—		$21,091,668
Vessels	77,626,430	—		—		77,626,430
Total assets	$98,718,098	$—		$—		$98,718,098
Liabilities and Shareholders' Equity (Deficit)
Current liabilities	$15,808,287	—		—		$15,808,287
Liabilities subject to compromise	128,333,339	$128,333,339	(a)	—		—
Long-term debt	—	—		51,250,000	(b)	51,250,000
Other long-term liabilities	6,149,177	—		—		6,149,177
Total liabilities	150,290,803	128,333,339		51,250,000		73,207,464
Mandatorily redeemable preference shares	—	—		10,000,000	(c)	10,000,000
Shareholders' deficit (equity)	(51,572,705)	—		67,083,339	)(d)(e)(f)	15,510,634
Total liabilities and deficit	$98,718,098	$128,333,339		$128,333,339		$98,718,098

(a)	To reflect the cancellation of the old Notes at face value and related accrued interest

(b)	To reflect the issuance of the new Notes

(c)	To reflect the issuance of preference shares of $10.0 million

(d)	To reflect the issuance of common shares of $3.5 million

(e)	To reflect the issuance of warrants of $800,000

(f)	To reflect the gain resulting from the forgiveness of debt of $62,783,339

11.    Debt

On December 19, 2003, the Company reached an agreement with 94.77% of the existing bondholders to purchase the face value of that portion of outstanding debt at a discounted value. The face value of debt at $40,065,147 was purchased for $37,691,657. This transaction resulted in a gain of $2,373,490, which is included in the statement of operations. The purchase was made up of a discounted amount of $33,804,226 and a contingent amount of $3,887,431 in additional consideration payable if certain earnings targets were exceeded. The contingent amount was recorded as a liability to be paid in June 2005 because it was clear at the time we reported our 2003 results that the 2004 earnings targets would be met.

The majority of the funds obtained to execute this transaction were generated by a sale and leaseback of seven Company-owned vessels (Apache Maiden, Cherokee Princess, Inca Maiden, Kickapoo Belle, Kiowa Princess, Navajo Princess and Seneca Maiden) for $30,240,000. The actual sales

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

price was $31,500,000, less a 4% commission of $1,260,000. The book value of the vessels on December 19, 2003 was $40,337,983 and resulted in a loss on sale of vessels of $10,097,983, which is included in the statement of operations.

The Company agreed to provide additional compensation to the 94.77% of the existing, bondholders who accepted a discount providing certain earnings targets are exceeded. This agreement provides for payment of 25% of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") (defined below) in excess of $19,000,000 in 2004 and $21,000,000 in 2005 to these existing bondholders pro rata. The total payment is capped at the bondholders pro rata (94.77%) share of $4,102,500 or $3,887,439. Adjusted EBITDA is defined as EBITDA for the year, less EBITDA attributable to vessels purchased outright or treated as capitalized leases acquired after October 31, 2003. The Company had accrued $3,887,431 at December 31, 2003 and 2004.

On December 20, 2004, the remaining 5.23% of bondholders were paid the outstanding principal and interest from December 16, 2004 through December 20, 2004 in the amount of $2,131,436 and $2,960.

On February 15, 2005, the Notes acquired by the Company on December 19, 2003 were cancelled in full.

The Company secured three credit facilities during the third and fourth quarters of 2004 and two credit facilities in the first quarter of 2005, which are described below:

•	On July 1, 2004, the Company secured a credit facility loan of $15,000,000. The credit facility loan bears interest, compounded monthly and paid monthly, of LIBOR plus 3.7%. The Company drew down $15,000,000 in July 2004, which is payable over 60 months, 50% amortization over the first 24 months with the balance over the remaining 36 months. The credit facility was collateralized by the First Preferred Ship Mortgage Notes for the Mohegan Princess, Tayrona Princess and Tuckahoe Maiden. Covenants to this credit facility are as follows:

1.	Fixed charge coverage ratio, not less than 2.00 to 1.00

2.	Total funded debt to EBITDA, not more than 3.00 to 1.00

3.	Asset coverage ratio, equal to or less than 0.85 to 1.00

The Company must also:

1.	Deliver a monthly report certifying compliance with the covenants to maintain the minimum fixed charge coverage ratio and total funded debt to EBITDA ratio; and

2.	Deliver periodic certificates of compliance confirming the accuracy of the financial statements, the absence of default and compliance with the covenants of the credit agreement.

•	On August 26, 2004, the Company secured a credit facility loan of $15,000,000. The credit facility loan bears interest, compounded monthly and paid monthly, at 7.654%. The Company drew down $15,000,000 in August 2004, which is payable over 60 months, 55% amortization over the first 24 months with the balance over the remaining 36 months. The credit facility was collateralized by the First Preferred Ship Mortgage Notes for the Iroquois Maiden and Manhattan Princess. The covenant to this credit facility is positive working capital.

•	On December 21, 2004, the Company secured a credit facility loan of $7,150,000. The credit facility loan bears interest at a rate at which deposits in U.S. dollars in an amount approximately equal to the loan are offered by the lender to leading banks in the London Interbank Dollar Market, plus 1.5%, compounded monthly and paid in 20 quarterly installments of $255,000 commencing six months after drawdown together with a balloon installment of $2,050,000 payable simultaneously with the last such installment. Interest shall

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

be payable on the last day of each Interest Period and, where any Interest Period exceeds three months, interest will also be payable quarterly during such Interest Period. Each repayment installment shall have a matching Interest Period where the Interest Period selected or agreed would not otherwise achieve this. The credit facility was collateralized by the First Preferred Ship Mortgage Notes for the Wichita Belle. The covenants to this credit facility provide for annual audited financial statements and such other management information as may be reasonably required. Also, the Company must maintain a monthly average of $1,500,000 on deposit at The Royal Bank of Scotland and maintain the value of the vessel at 140% of the loan amount.

•	On February 17, 2005, the Company secured a credit facility loan of $7,500,000. The credit facility loan, which is effective as of February 1, 2005, bears interest, compounded monthly and paid monthly, of LIBOR plus 3.7%. The Company drew down $7,500,000 on February 18, 2005, which is payable over 60 months, 50% amortization over the first 24 months with the balance over the remaining 36 months. The credit facility was collateralized by the Ship Mortgage Notes for the Taino Maiden. Covenants to this credit facility are as follows:

1.	Fixed charge coverage ratio, not less than 2.00 to 1.00

2.	Total funded debt to EBITDA, not more than 3.00 to 1.00

3.	Asset coverage ratio, equal to or less than 0.85 to 1.00

•	On March 1, 2005, the Company secured a credit facility loan of $45,000,000. The credit facility loan bears interest, compounded monthly and paid monthly, of 90-Day LIBOR plus 3.15%. The variable component of the interest rate is adjusted the first day of each quarter. The Company drew down $23,500,000 on March 1, 2005, which is payable over 60 months, 55% amortization over the first 24 months and the balance over the remaining 36 months. The credit facility was collateralized by the Ship Mortgage Notes for the following vessels: Siboney Belle, Ainu Princess, Tamoyo Maiden and Mohawk Princess. The Company has certain administrative and financial covenants. Financial covenants are as follows:

1.	EBITDA to debt service equal or greater than the following rates on the dates of measurement:

•	March 31, 2005 1.50 to 1.0

•	June 30, 2005 1.67 to 1.0

•	September 30, 2005 1.83 to 1.0

•	December 31, 2005 thereafter 2.00 to 1.0

2.	Funded Debt to EBITDA equal or less than the following rates on the dates of measurement:

•	March 31, 2005 to 2.35 to 1.0

•	June 30, 2005 2.15 to 1.0

•	September 30, 2005 1.95 to 1.0

•	December 31, 2005 thereafter 1.75 to 1.0

3.	Funded Debt to Net Worth equal or greater than the following rates on the dates of measurement:

•	March 31, 2005 1.90 to 1.0

•	June 30, 2005 1.73 to 1.0

•	September 30, 2005 1.56 to 1.0

•	December 31, 2005 thereafter 1.40 to 1.0

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.	Cash balance equal to or greater than the following amounts on the dates listed below:

•	March 31, 2005 $18.0 million

•	June 30, 2005 $18.0 million

•	September 30, 2005 $18.0 million

•	March 31, 2006 $20.0 million

5.	Working Capital ratio equal to or greater than the following ratios on the following dates of measurement:

•	March 31, 2005 2.00 to 1.0

•	June 30, 2005 2.00 to 1.0

•	September 30, 2005 2.00 to 1.0

•	December 31, 2005 thereafter 2.00 to 1.0

Debt outstanding is as follows:

	December 31,		March 31,
	2003	2004	2005
			(unaudited)
Series A, First Preferred Ship Mortgage Notes, 10% due 2005 to 2007	$6,097,284	$3,887,439	$3,887,439
GMAC credit facility loan, 5.060% to 5.677%, expires June 18, 2009	—	13,437,500	19,843,750
Merrill Lynch credit facility loan, 7.654%, expires September 1, 2009	—	14,036,269	13,053,979
The Royal Bank of Scotland credit facility loan, interest rate determined on June 23, 2005, expires March 23, 2010	—	7,150,000	7,150,000
AIG credit facility loan, 6.040%, expires March 1, 2010	—	—	$23,500,000
Balance of debt	$6,097,284	$38,511,208	$67,435,168

The repayment of debt over the next five years and thereafter is as follows:

2005	$16,779,905
2006	16,334,209
2007	11,254,291
2008	10,583,885
2009	9,088,319
Thereafter	3,394,559
$67,435,168

Provisions of some of the debt instruments prevent some of our subsidiaries from paying dividends to the Company, which may restrict the Company's ability to pay dividends.

12.    Shareholders' Equity

On February 7, 2001, the Company issued 1.0 million mandatorily redeemable preference shares at a fair value of $10 per share, for an aggregate fair value at date of issuance of $10,000,000, which

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

pay a 7% per annum dividend, payable on a quarterly basis. The fair value was established based upon a cash flows model as determined by a third-party appraiser, and accepted by the bondholders, the U.S. Bankruptcy Court and the Company. The Company has paid 12 quarterly dividend payments "in-kind." In-kind dividend payments are added to the recorded value of the mandatorily redeemable preference shares with an offset to additional paid-in capital. The first 12 quarterly payments, due on April 15, 2001, July 15, 2001, October 15, 2001, January 15, 2002, April 15, 2002, July 15, 2002, October 15, 2002, January 15, 2003, April 15, 2003 and July 15, 2003, October 15, 2003 and, January 15, 2004, were deemed in-kind payments.

The effect of these declarations for the year ended December 31, 2003 was $1,230,357. Cumulative dividends paid-in-kind as of December 31, 2003 were $3,367,137. The Company must redeem these mandatorily redeemable preference shares in whole for $15 per share plus accrued but unpaid dividends on the tenth anniversary date. The $5,000,000 excess redemption value over the fair value is being accreted ratably over the ten-year period against additional paid-in capital through June 30, 2003. Effective July 1, 2003, the Company adopted FAS 150 which resulted in the preference share dividends deemed in-kind and accretion subsequent to that date to be reported on the statement of operations in the amount of $829,703. The accretion for the year ended December 31, 2003 was $396,173 and added to the recorded value. Cumulative accretion through the year ended December 31, 2003 was $1,014,714. Holders of the preference shares are entitled to vote as a separate class on any proposed merger, consolidation or sale of substantially all of the assets of the Company, unless the proposed transaction provides for the redemption in full of all of the preference shares at the mandatory redemption price, as stated above.

The Company also issued 1.0 million new Class C Common Shares (par value $.004) to holders of the Notes, at a fair value of $3.50 per share, for an aggregate fair value of $3.5 million. The fair value was established based upon a cash flows model as determined by a third-party appraiser, and accepted by the bondholders, the U.S. Bankruptcy Court and the Company. The holders of Class C Common Shares have the number of votes per share necessary to produce 25% of the total voting power of all the classes of common shares.

In connection with the emergence from bankruptcy, the Company issued 1,769,231 Series A, 411,756 Series B and 485,671 Series C warrants, in each case subject to adjustment upon issuance by the Company of additional common shares or similar transactions, to the holders at a fair value of $800,000. The fair value was established based upon a cash flows model as determined by a third-party appraiser, and accepted by the bondholders, the U.S. Bankruptcy Court and the Company. The Series A warrants were exercisable if the first Preferred Ship Mortgage Notes were not paid in full by February 8, 2005, and, when exercised, would represent approximately 27% of the total outstanding common shares of the Company on a fully diluted basis. The Series B warrants were exercisable if the preference shares were not paid in full by February 8, 2006, and, when exercised, would represent approximately 6% of the total outstanding common shares of the Company on a fully diluted basis. The Series C warrants were exercisable only if the exercise conditions of the Series A and Series B warrants were satisfied and, when exercised, would represent approximately 7% of the total outstanding common shares of the Company. The warrants are exercisable for a period of ten years following the date on which their exercise condition was met, at a price equal to the Class C common shares' par value of $.004 per share. All of the warrants are currently outstanding.

On December 19, 2003, TBS Commercial Group Ltd., a commercial agent related through partial common ownership, made a tender offer to acquire all outstanding mandatorily redeemable preference shares, Class C common shares and warrants, as follows:

•	All outstanding mandatorily redeemable preference shares for $1.048 per share. There were 1,203,416 shares outstanding as of that date for a total offer valued at $1,261,180. Holders tendered 1,147,077 shares on January 20, 2004.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

•	All outstanding Class C common shares for $0.011 per share. There were 1,000,000 shares outstanding as of that date for a total offer valued at $11,000. Holders tendered 960,909 shares on January 20, 2004.

•	All outstanding warrants at $0.011 per share. There were 2,666,658 warrants outstanding as of that date (1,769,231 A warrants, 411,756 B warrants and 485,671 C warrants) for a total offer valued at $29,333. On January 20, 2004, 2,562,425 warrants (1,700,070 A warrants, 395,669 B warrants and 466,686 C warrants) were tendered.

•	TBS Commercial Group Ltd. received acceptance from the holders of over 90% of the warrants, outstanding Class C common and mandatorily redeemable preference shares. This permited TBS Commercial Group Ltd. to acquire the remainder of the outstanding Class C common shares and mandatorily redeemable preference shares pursuant to section 102 of the Companies Act 1981 of Bermuda.

On March 30, 2004, the Company amended the mandatorily redeemable preference shares to eliminate the mandatory redemption provisions, change the liquidation preference to $1.50 per share, remove the payment of dividends, establish a semi-annual 15 cents-per-share dividend and to permit the conversion, at the option of the holder, of each preference share to two Class C common shares. The Company also authorized an additional 250,000 preference shares, bringing the total authorized to 1,500,000. Thereafter, the Company repurchased 224,476 preference shares from TBS Commercial Group Ltd. for an aggregate consideration of $1.00.

On March 30, 2004, the Company's majority shareholders purchased the following preference shares, common shares and warrants from TBS Commercial Group Ltd.:

•	Preference shares: 1,000,000 preference shares for $1.5 million in cash.

•	Class C common shares: 1,000,000 Class C common shares for $11,000 in cash.

•	Warrants: 2,562,425 warrants for $28,187 in cash.

The purchase of the preference shares was recorded at par value of $.004 per share, totaling $4,000, with the balance of the previous amount, of $14,377,850, recorded as additional paid-in capital. This purchase of the mandatorily redeemable preference shares resulted in an increase to additional paid-in capital because those preference shares were redeemed from the controlling common shareholders.

The Company classified its mandatorily redeemable preference shares as a liability in accordance with FAS 150 during 2003. The extinguishment of a liability resulting in a gain or loss in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, generally must be recognized in the statement of operations. However, this transaction was accounted for in accord with Footnote 1 of APB 26, which indicates that extinguishment transactions between related parties should be accounted for as capital transactions. Since the extinguishment of the mandatorily redeemable preference shares was with a related party, the gain on extinguishment was accounted for as additional paid-in capital.

13.    Purchase of Vessels

On May 18, 2004, the Company completed the purchase and took delivery of the vessel Anangel Jupiter, renamed Tuckahoe Maiden, for $6,000,000. The Tuckahoe Maiden has an estimated useful life of 11 years and, accordingly, is being depreciated on a straight-line basis over that period. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $4.0 million from the July 1, 2004 credit facility.

On June 18, 2004, the Company exercised its purchase option on the Mohegan Princess and Tayrona Princess, paying a total of $1.5 million. The purchase of the vessels was initially financed from the Company's working capital, which was replenished in the amount of $11.0 million from the July 1, 2004 credit facility.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

On July 12, 2004, the Company completed the purchase and took delivery of the vessel Vienna Wood N, renamed Iroquois Maiden, for $12,295,000. The Iroquois Maiden has an estimated useful life of nine years and, accordingly, is being depreciated on a straight-line basis over that period. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $7.5 million from the August 26, 2004 credit facility.

On July 19, 2004, the Company completed the purchase and took delivery of the vessel Chios Luck, renamed Manhattan Princess, for $12,360,000. The Manhattan Princess has an estimated useful life of eight years and, accordingly, is being depreciated on a straight-line basis over that period. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $7.5 million from the August 26, 2004 credit facility.

On October 29, 2004, the Company completed the purchase and took delivery of the vessel Anangel Bravery, renamed Taino Maiden, for $6,300,000 less $630,000 already on deposit. The Taino Maiden has an estimated useful life of 11 years and, accordingly, is being depreciated on a straight-line basis over that period. The purchase of the vessel was financed from the Company's working capital, which will be replenished by the amended and restated GMAC Commercial Finance LLC credit facility.

On November 5, 2004, the Company completed the purchase and took delivery of the vessel New Era, renamed Wichita Belle, for $13,000,000 less $1,300,000 already on deposit. The Wichita Belle has an estimated useful life of 17 years and, accordingly, is being depreciated on a straight-line basis over that period. The purchase of the vessel was financed from the Company's working capital, which was replenished in the amount of $7.2 million from the December 23, 2004 credit facility.

On January 18, 2005, the Company completed the purchase and took delivery of the vessel Sea Pantheon, renamed Tamoyo Maiden, for $8,000,000 less $800,000 already on deposit. The Tamoya Maiden has an estimated useful life of 12 years and, accordingly, and will be depreciated on a straight-line basis over that period. The owning company for the Tamoya Maiden is Chester Shipping Corp., a Marshall Islands Company. The purchase of the vessel will be financed from the Company's working capital, which will be replenished by the March 1, 2005 credit facility.

On February 9, 2005, the Company completed the purchase and took delivery of the vessel Sea Pistis, renamed Siboney Belle, for $8,625,000 less $862,500 already on deposit. The Siboney Belle has an estimated useful life of 13 years and, accordingly, will be depreciated on a straight-line basis over that period. The owning company of the Siboney Belle is Rector Shipping Corp., a Marshall Islands Company. The purchase of the vessel will be financed from the Company's working capital, which will be replenished by the March 1, 2005 credit facility.

On February 16, 2005, the Company completed the purchase and took delivery of the vessel Zeno, renamed Mohawk Princess, for $12,000,000 less $1,200,000 already on deposit. The Mohawk Princess has an estimated useful life of seven years and, accordingly, will be depreciated on a straight-line basis over that period. The owning company of the Mohawk Princess is Albemarle Maritime Corp., a Marshall Islands Company. The purchase of the vessel will be financed from the Company's working capital, which will be replenished by the March 1, 2005 credit facility.

On February 23, 2005, the Company completed the purchase and took delivery of the vessel Sea Peace, renamed Ainu Princess, for $8,625,000 less $862,500 already on deposit. The Ainu Princess has an estimated useful life of 13 years and, accordingly, will be depreciated on a straight-line basis over that period. The owning company of the Ainu Princess Maiden is Hansen Maritime Corp., a Marshall Islands Company. The purchase of the vessel will be financed from the Company's working capital, which will be replenished by the March 1, 2005 credit facility.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

14.    Subsequent Events

Effect of offering-related transactions:

On March 1, 2005, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell common shares in connection with a proposed initial public offering.

In connection with the offering, the Company expects its current shareholders to exercise their right to convert the Company's 1,000,000 issued and outstanding convertible preference shares into 2,000,000 Class C common shares, as specified in the Company's bye-laws. No additional cash payment is required for the conversion of the preference shares. The conversion of the preference shares into Class C common shares will constitute payment in full of the preference shares. Therefore, the exercise condition for the Series B and Series C warrants will be incapable of being met.

The Company intends to consolidate its 1,500,000 Class A, 1,500,000 Class B and 3,000,000 Class C common shares (after giving effect to the conversion of our preference shares) on a 2.5-for-1 basis to 600,000 Class A, 600,000 Class B and 1,200,000 Class C common shares, for the purpose of changing the par value of the Company's common shares from $.004 per share to $.01 per share, and to redesignate the Company's outstanding consolidated Class A, Class B and Class C common shares as 2,400,000 new Class B common shares. It subsequently intends to issue approximately 2.167 new Class A common shares and 3.20 additional new Class B common shares for each new Class B share outstanding following the consolidation.

As a result of the anti-dilution provisions of the warrant agreement, following the conversion of our 1,000,000 issued and outstanding preference shares into 2,000,000 Class C common shares, the number of common shares issuable upon exercise of all outstanding Series A warrants increases from 1,769,231 to 2,167,539 Class C common shares. The issuance of 7,000,000 new Class A common shares in the offering further increases the number of shares issuable upon exercise of all outstanding Series A warrants from 2,167,539 to 2,901,403 Class C common shares, or 2,515,368 new Class A common shares and 4,874,357 new Class B common shares, after giving effect to all the steps in the recapitalization. We have been notified by certain existing shareholders who also hold Series A warrants that they intend to cancel Series A warrants to purchase 662,592 Class C common shares, or 574,434 new Class A and 1,113,155 new Class B common shares, and to exercise warrants to purchase 2,125,392 Class C common shares, or 1,842,606 new Class A and 3,570,659 new Class B common shares, in connection with the offering. We expect that exercisable warrants to purchase 113,419 Class C common shares, or 98,328 new Class A and 190,544 new Class B common shares, held by parties not affiliated with our existing shareholders, will remain outstanding following completion of the offering.

All existing shareholders will receive the same number of new Class A and new Class B common shares for each existing Class A, Class B or Class C common share. The relative number of Class A and Class B common shares to be issued was calculated to produce a number of fully-diluted common shares that, when considering the valuation of the Company, would result in the price to the public shown on the cover of the prospectus of the Company's registration statement on Form S-1, while maximizing tax efficiency by allocating different voting power and economic interest between classes of shares. Following the share conversions and warrant exercise described above, 7,044,298 new Class A and 13,650,659 new Class B common shares will be outstanding. Due to the conversion of the Class B common shares being sold by the selling shareholders into Class A common shares, the number of Class A common shares outstanding, giving effect to the offering, will increase by 82,718 and the number of Class B common shares outstanding will decrease by the same number. Finally, giving effect to our sale of 7,000,000 new Class A common shares, we will have 14,127,016 Class A common shares and 13,567,941 Class B common shares outstanding.

In connection with the offering, the Company intends to purchase all the outstanding stock of two of its affiliates, Roymar Ship Management, Inc. and TBS Shipping Services Inc. for $7.5 million in

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

cash. The Company also will pay a $2,000,000 cash bonus and Roymar and TBS Shipping will pay a cash bonus of $225,000 to its chief financial officer. Additionally, the Company will issue 100,000 restricted new Class A common shares, vesting 25% on an annual basis over four years, to its chief financial officer, issue 4,500 restricted new Class A common shares to its independent directors and issue shares to employees of Roymar Ship Management, Inc. and TBS Shipping Services Inc. The restricted share award to our independent directors will result in a charge to compensation expense of $52,000 in 2005 and the restricted share award to our chief financial officer will result in a charge to compensation expense of $288,000 in each of the four years beginning 2005. The restricted share awards to employees of Roymar Ship Management, Inc. and TBS Shipping Services Inc. will result in a one-time charge to compensation expense of $2.2 million and a $2.2 million increase to paid-in capital, reflecting the existing shareholders' pro rata contribution prior to the offering of a corresponding number of shares to fund these awards.

Vessels under contract for purchase (unaudited):

In March 2005, the Company exercised its purchase option on the Rockaway Belle for $2,512,150. That purchase closed on April 11, 2005. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $6,900,000 on April 22, 2005 from the March 1, 2005 credit facility based on a market value of $10,500,000.

On April 20, 2005, the Company placed a deposit on the Sea Merit, to be renamed Shinnecock Belle, for $1,530,000, 10% percent of the purchase price of $15,300,000. That purchase closed and the Company took delivery of the vessel on June 7, 2005. The Shinnecock Belle has an estimated remaining useful life of 10 years and, accordingly, the net book value will be depreciated on a straight-line basis over that period. The owning company of the Shinnecock Belle is Windsor Maritime Corp., a Marshall Island Company. The purchase of the vessel was initially financed from the Company's working capital, which will be replenished in the amount of $9,900,000 by a financing agreement confirmed by lender.

On April 20, 2005, the Company completed the purchase and took delivery of the vessel Anangel Dignity, renamed Tuscarora Belle, for $12,750,000 less $1,275,000 already on deposit. The Tuscarora Belle has an estimated remaining useful life of 9¼ years and, accordingly, the net book value will be depreciated on a straight-line basis over that period. The owning company of the Tuscarora Belle is Windsor Maritime Corp., a Marshall Island Company. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $6,900,000 on April 22, 2005 from the March 1, 2005 credit facility.

On April 22, 2005, the Company exercised its option to purchase the Comanche Belle by giving the required five-month notice.

On April 22, 2005, the Company drew down an additional $13,800,000 against the March 1, 2005 credit facility. The loan bears interest, compounded monthly and paid monthly, of LIBOR plus 3.15%. The $13,800,000 is payable over (60) months, 55% amortization over the first (24) months the balance over the remaining (36) months. The credit facility was collateralized by the First Preferred Ship Mortgage Notes for the Rockaway Belle and Tuscarora Belle.

On April 25, 2005, the Company completed the purchase and took delivery of the vessel Anangel Success, renamed Chesapeake Belle, for $12,750,000 less $1,275,000 already on deposit. The Chesapeake Belle has an estimated remaining useful life of 9 5/12 years and, accordingly, the net book value will be depreciated on a straight-line basis over that period. The owning company of the Chesapeake Belle is Hudson Maritime Corp., a Marshall Island Company. The purchase of the vessel will be financed from the Company's working capital that will be replenished in the amount of $8,300,000 by a financing agreement confirmed by lender.

On April 26, 2005, the Company completed the purchase and took delivery of the vessel Doric Shield, renamed Miami Maiden, for $12,240,000 less $1,240,000 already on deposit. The Miami Maiden

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

has an estimated remaining useful life of 9 5/12 years and, accordingly, the net book value will be depreciated on a straight-line basis over that period. The owning company of the Miami Maiden is Glenwood Maritime Corp., a Marshall Island Company. The purchase of the vessel was initially financed from the Company's working capital, which was replenished in the amount of $7,700,000 on April 27, 2005 from the March 1, 2005 credit facility.

On April 26, 2005, the Company placed a deposit on the Arrow in the amount of $1,550,000, which is 10% percent of the $15,500,000 purchase price.

On May 9, 2005, the Company placed a deposit on the Taurus in the amount of $1,581,000 which is 10% of the $15,810,000 purchase price.

New revolving credit facility (unaudited)

On June 14, 2005, two of the Company's subsidiaries, Newkirk Navigation Corp. and Frankfort Maritime Corp. entered into a $12.0 million revolving credit facility with Citibank, N.A., and, on June 17, 2005, borrowed an aggregate of $12.0 million thereunder. The term of the revolving credit facility commenced on June 17, 2005, and will end on May 31, 2006. Outstanding borrowings under the revolving credit facility bear interest, at the borrower's option at the time of borrowing, (i) either at the higher of a floating base rate determined by Citibank and an average three-month certificate of deposit rate plus 0.5%, or (ii) at a rate equal to LIBOR plus 2.0%. The borrowers must pay a commitment fee of 0.25% on any amounts not drawn down under this facility. Interest on amounts outstanding under the revolving credit facility is payable every three months. Advances may be prepaid at any time without penalty and must be repaid in full no later than May 31, 2006. The Company and two of its subsidiaries are guarantors under this facility. The facility is collateralized by Panamanian First Naval Mortgage Notes for the Dakota Belle and the Shawnee Princess.

15.    Obligations Under Capital Leases

In February 1997, the Company entered into a time charter capital lease for the vessel Comanche Belle through February 2007. The time charter agreement for the Comanche Belle was renegotiated as of September 1, 2002. The changes to the time charter agreement are as follows:

(1)	The daily charter hire deferred liability in the amount of $574,000 identified in addendum numbers 3 and 4 of the time charter agreement will not have to be paid and was written off against vessel expenses in the third quarter.

(2)	The revised daily charter hire rates are $7,500 per day for September 1, 2002 through December 31, 2002, $6,525 per day for the year 2003, $6,475 per day through June 30, 2004 and $7,475 per day for the remainder of the lease term.

(3)	The revised daily executory costs are $3,800 per day for September 1, 2002 through December 31, 2002, $3,420 per day from January 1, 2003 through June 30, 2004 and $4,436 per day for the remainder of the lease term.

The purchase options contained in the charter party for the Comanche Belle are as follows:

December 2005	$3,600,000
December 2006	$2,300,000

On March 15, 2002, the Company entered into an agreement to purchase two vessels. The agreement required the Company to pay $750,000 per vessel upon delivery. The deliveries took place April 1, 2002 for the Tayrona Princess and April 3, 2002 for the Mohegan Princess. Thereafter, a bareboat hire fee of $2,695 per vessel, per day beginning at the inception of the lease and six capital payments of $480,000, for both vessels, beginning in January 2003 and ending in September 2004 will be made. On June 18, 2004, the Company purchased these vessels.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

On November 25, 2003, the Company entered into an agreement to purchase the Rockaway Belle. The agreement required the Company to pay $1,000,000 upon delivery. Thereafter, a bareboat hire fee of $2,550 per day beginning from the November 25, 2003 delivery date and two capital payments of $200,000 in May and November of 2004 will be made. On November 25, 2006 the vessel will revert to the Company for $1.0 million. This vessel is being accounted for as a capital lease at the inception of the lease during November of 2003 by recording an asset and liability for the present value of the future estimated payments.

The purchase options contained in the charter party for the Rockaway Belle are monthly beginning at $2,705,950 as of January 2005 decreasing approximately $80,000 per month to $1,000,000 as of November 2006.

As discussed in Note 11, on December 19, 2003, the Company entered into an agreement to sell and leaseback seven vessels. The vessels were sold for $31.5 million and leased back for a period of (66) months at $2,500 per day with a $10.5 million balloon purchase option payment due at the end of the lease term on July 1, 2009. The Company anticipates exercising its purchase option. The vessels included in this transaction are being accounted for as capital leases at the inception of the lease by recording an asset and liability for the present value of the future estimated payments. Two additional vessels (Dakota Belle and Shawnee Princess) were pledged as additional security until September 2004 and 2005, respectively.

The purchase options fo each of the seven (7) vessels covered under this transaction are as follows:

December 2006	$3,800,000
June 2007	$3,300,000
December 2007	$2,900,000
June 2008	$2,400,000
December 2008	$2.000,000
June 2009	$1,500,000

The assets and liabilities under the capital leases were recorded at the fair values of the acquired assets, which approximated the present values. There are no executory costs for capital lease vessels except for the Comanche Belle. Interest rates on the capitalized leases have been imputed based on the Company's incremental borrowing rate at the inception of the leases. The depreciation expense on the vessels under capital leases was $1,351,556, $1,986,574 and $4,933,455 for the years ended December 31, 2002, 2003 and 2004 respectively.

	Gross Assets	Accumulated Depreciation	Net Book Value
2002	$18,667,335	$4,448,956	$14,218,379
2003	$54,913,144	$6,435,530	$48,477,614
2004	$46,044,330	$8,928,109	$37,116,221

Subsequent to recording the capital lease for the Comanche Belle during February 1997, the Company now believes that it will exercise its option to purchase the vessel based upon the underlying economies favoring purchase.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Minimum future lease payments under the capital leases, for each of the next five years and in the aggregate, are:

	Group of (7) Vessels	Rockaway Belle	Comanche Belle	Total
2005	$6,387,500	$930,756	$2,728,375	$10,046,631
2006	6,387,500	1,775,630	2,728,375	10,891,505
2007	6,387,500	—	2,587,414	8,974,914
2008	6,387,500	—	—	6,387,500
2009	13,458,960	—	—	13,458,960
Total minimum lease payments	39,008,960	2,706,386	8,044,164	49,759,510
Less – Executory costs			3,407,089	3,407,089
Net minimum lease payments	39,008,960	2,706,386	4,637,075	46,352,421
Less – Amounts representing interest	10,785,944	386,027	538,923	11,710,894
Present value of net minimum lease payments, including current maturities of $4,731,574	$28,223,016	$2,320,359	$4,098,152	$34,641,527

16.    Related Party Transactions

The Company has many related party transactions with brother-sister companies (the "Management Companies"), under common ownership, who provide technical ship management (obtaining crews, coordinating maintenance and repairs, drydocking, etc.), insurance and claims processing, general and administrative services (accounting, legal, etc.) and port agent services (port calls, stevedoring, etc.). Our affiliated service companies are owned by a limited number of individuals who also own a majority of the Company's common shares and some of whom are members of the Board of Directors. As a result of their share ownership and board positions, and for so long as they collectively own a significant percentage of our issued and outstanding common shares, the principals of our affiliated service companies will be able to influence the company and determine the outcome of any shareholder vote. As of December 31, 2004, the Company had no employees, as it outsourced all of these functions to its Management Companies.

USA – Related Party Companies

There are two domestic companies that are owned by certain shareholders who also own shares of the Company. Each company's underlying fees and rates are based upon contractual agreements with the Company. These contracts had been established on February 8, 2001 (date of the Company's emergence from bankruptcy) and are in effect until February 8, 2005. The Company utilized an independent consultant, lawyers and the bankruptcy court to ensure that these fees were consistent with the prevailing market rate. The companies do not share in any profit or losses of the Company. They are entitled to the fixed fee plus any commissions as outlined in the contract for specific services provided and not based upon performance of the Company. There is an annual cost of living adjustment made to the fixed fees.

(1)	TBS Shipping Services Inc. (New York) – This company performs commercial and operations functions. Commercial and operating functions are generally to (1) solicit and service customers (under the approval and review of the Company's Board and shareholders; and (2) perform general and administrative services as required by the Company.

(2)	Roymar Ship Management, Inc. (New York) – This company is a domestic affiliate of the Company serving as the exclusive technical manager for each owned vessel. The technical

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

manager generally ensures the vessel is seaworthy and has the appropriate crew to man the vessels during voyages. The technical manager contracts, and the vessel company hires, all of the third party companies necessary to operate the ship. In addition, the technical manager performs routine inspections of the vessels. Roymar also occasionally earns commissions relating to the purchase and sales of vessels.

Overseas – Related Party Companies

The Company maintains several commercial agents, which are related through partial common ownership, located in various countries where the Company conducts its business. There are two unconsolidated overseas companies who provide the same type of service to the Company on an annual basis. The underlying fees and rates are based upon contractual agreements with the Company. These companies are:

(1)	TBS Commercial Group Ltd. – This Bermuda-based holding company owns nine operating companies for ownership in commercial and port agencies in South America, Europe, Japan and China. Its subsidiaries are (1) Solar Shipping Ltda. (TBS Do Brasil); (2) TBS-Tecnisea C. Ltda.; (3) TBS-Chile S.A.; (4) Aquarius Shipping Colombia Ltda.; (5) TBS De Venezuela C.A.; (6) TBS Bolivia S.R.L.; (7) TBS Asia Ltd.; (8) TBS Shipping Services Europe GmbH; and (9) TBS Peru Seganport S.A.

(2)	Beacon Holdings Ltd. – This holding company owns one operating company: Bademar in Ecuador. Beacon is in the same business as TBS Commercial Group Ltd.

Port Agents

At December 31, 2002, 2003 and 2004, included in accounts payable and accrued expenses and other liabilities are amounts due to related port agents per the schedule below:

	Accounts Payable	Accrued and Other Liabilities	Total
2002	$87,502	$441,726	$529,228
2003	$19,691	$766,216	$785,907
2004	$60,529	$388,236	$448,765

Additionally, amounts advanced to related port agents to fund operations have been included in the financial statements as advances to affiliates.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Management Fees

Management fees are paid by TBS Worldwide Services Inc. and its subsidiaries (the Pool Companies) and subsidiaries of Westbrook Holdings Ltd. to TBS Shipping Services Inc. and Roymar Ship Management, Inc. The amounts paid to TBS Shipping Services Inc. and Roymar Ship Management, Inc., along with their respective monthly charges per vessel, are listed in the schedule below:

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004		2005
				(unaudited)		(unaudited)
Management fee paid
TBS Shipping Services Inc.	$1,734,357	$2,298,785	$2,429,532	$554,805		$571,700
Roymar Ship Management, Inc.	1,502,471	1,566,043	1,984,377	416,196		694,876
Total	$3,236,828	$3,864,828	$4,413,909	$971,001		$1,266,576
Management fee rates per month per vessel
TBS Shipping Services Inc.	$7,653 (a)	$7,653 (a)	$8,447 (b)	$8,447	(b)	$8,447	(b)
Roymar Ship Management, Inc.	$10,898 (a)	$10,898 (a)	$12,029 (b)	$12,029	(b)	$12,029	(b)

    (a) Rates effective February 8, 2001.

    (b) Rates effective February 8, 2004, which includes cost of living adjustments.

The Company maintains several commercial agents, which are related through partial common ownership, located in various countries where the Company conducts its business. These commercial agents consist of TBS Shipping Services Inc., along with TBS Commercial Group Ltd. and its subsidiaries: Solar Shipping Ltda. (TBS Do Brasil), TBS-Tecnisea C. Ltda. TBS-Chile S.A., Aquarius Shipping Colombia Ltda., TBS De Venezuela C.A., TBS Bolivia S.R.L., TBS Asia Ltd., TBS Shipping Services Europe GmbH and TBS Peru-Seganport S.A.

Commissions paid by a subsidiary of Westbrook Holdings, Ltd. to Nautica Groupe, Ltd. relate to commissions per the lease agreement with the owner of the vessel Comanche Belle.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Commissions paid to
TBS Shipping Services Inc.	$2,671,744	$3,512,510	$5,586,865	$1,200,076	$1,335,175
TBS Commercial Group Ltd.	2,708,015	3,567,893	4,401,321	—	—
Other Affiliates	—	—	—	807,648	1,124,600
	5,379,759	7,080,403	9,988,186	2,007,724	2,459,775
Nautica Groupe, Ltd.	36,500	32,215	29,624	7,365	7,285
Roymar Ship Management, Inc.	—	39,500	250,000	—	120,000
Total	$5,416,259	$7,152,118	$10,267,810	$2,015,089	$2,587,060

Port agency fees were paid to TBS Commercial Group Ltd. in the amount of $627,090, $603,879, $685,438, $119,146 and $199,523, for the years ended December 31, 2002, 2003, 2004 and the three month periods ended March 31, 2004 and 2005, respectively.

Chartering Broker

Globe Maritime Limited, owned by James W. Bayley, acts as a chartering broker for the Company. James W. Bayley is a member of the board of directors. During 2002, 2003 and 2004, the Company paid Globe Maritime Limited $88,997, $157,789 and $219,336, respectively.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

James W. Bayley owns 1% of the outstanding interest of the parent entity of TBS North America Liner, Ltd. and 40% of the outstanding voting shares of TBS North America Liner, Ltd. The parent entity of TBS North America Liner, Ltd. owns 60% of the outstanding voting shares and 100% of the outstanding non-voting shares of TBS North America Liner, Ltd. International indirectly owns the other 99% of the outstanding interest of the parent entity of TBS North America Liner, Ltd.

Lease

Two of our affiliated services companies, TBS Shipping Services Inc. and Roymar Ship Management, Inc., maintain an office in Yonkers, New York that is leased from our founder, chairman and chief executive officer, Joseph E. Royce. During 2002, 2003 and 2004, payments to Mr. Royce under this lease totaled $240,000, $240,000 and $240,000, respectively.

Legal Services

During 2002, 2003 and 2004, payments from the Company to Mr. Blatte for legal services totaled $341,000, $445,000 and $438,000, respectively. During 2002, 2003 and 2004, payments from TBS Shipping Services Inc. and TBS Commercial Group Ltd. to Mr. Blatte for legal services totaled $10,000, $50,000, and $205,000, respectively. Mr. Blatte was not an officer of International at the time the services were rendered and the payments were received.

17.    Sale of Vessel

During July 2003, the Company entered into a memorandum of agreement with another company to sell the Chippewa Belle. The Chippewa Belle was sold on October 15, 2003 for $3,950,000, less a 3.75% sales commission, for net proceeds of $3,801,875. The proceeds from the sale of the Chippewa Belle were utilized to pay down debt in the December 19, 2003 refinancing transaction. The gain on the sale of the Chippewa Belle was $193,076.

18.    Business Segment

The Company is managed as a single business unit that provides worldwide ocean transportation of dry cargo service to its customers through the use of owned and chartered vessels. The vessels are operated as one fleet and when making resource allocation decisions, our chief operating decision maker evaluates voyage profitability data, which considers vessel type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual vessel basis. The Company's objective in making resource allocation decisions is to maximize its consolidated financial results, not the individual results of the respective vessels or routes.

Revenue generated from voyage and time charters are:

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Voyage revenue	$94,403,046	$119,721,080	$158,060,900	$30,347,547	$46,135,336
Time charter revenue	7,420,599	23,625,003	50,745,653	14,118,990	14,773,727
Total revenue	$101,823,645	$143,346,083	$208,806,553	$44,466,537	$60,909,063

The Company transports cargo around the world, including the U.S. and foreign countries. The amount of voyage revenue generated in foreign countries is $92,091,660, $105,378,989, $140,762,723, $26,394,689 and $42,347,167 for the years ended December 31, 2002, 2003, 2004 and the three month periods ended March 31, 2004 and 2005, respectively.

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

Revenue was generated in the following principal foreign geographic areas:

	Year Ended December 31,			Three Months Ended March 31,
Country	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Brazil	$14,146,038	$27,005,925	$45,651,573	$6,416,683	$14,387,161
Japan	35,152,545	17,924,172	22,416,220	4,592,627	6,193,476
Chile	10,029,787	11,261,113	16,516,395	3,983,832	6,002,870
Peru	14,319,602	5,770,142	12,819,836	1,972,200	4,275,768
Venezuela	9,275,752	13,769,229	8,468,493	3,608,564	2,610,058
United Arab Emirates	1,169,437	17,924,172	7,643,242	1,067,492	—
Others	7,998,499	11,724,236	27,246,964	4,753,291	8,877,834
	$92,091,660	$105,378,989	$140,762,723	$26,394,689	$42,347,167

Revenue is attributed to these countries based on the location where the cargo is loaded. The vessels used for these voyages travel throughout these countries based on the itinerary of the voyage. The Company does not control vessels under time charters and, therefore, revenue by country cannot be allocated. The difference between total voyage revenues and total revenue by country is revenue from the U.S.

Three customers accounted for 35.6%, 32.6%, 23.9% 31.5% and 11.8% of charter hire receivables and 27.5%, 19.7%, 16.6%, 20.5% and 17.2% of voyage and time charter revenue for the years ended December 31, 2002, 2003, 2004 and for the three months ended March 31, 2004 and 2005, respectively.

19.    Earnings Per Share

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
			(restated)	(restated)	(restated)
				(unaudited)	(unaudited)
Numerators:
Net (loss) income	$(1,522,715)	$(1,994,175)	$41,906,694	$12,132,895	$16,193,358
Net income allocated to preference shares	—	—	(11,497,264)	(67,033)	(4,299,122)
Dividends on mandatorily redeemable preference shares	(1,491,366)	(796,827)	—	—	—
Net (loss) income available for common shareholders (basic and diluted)	$(3,014,081)	$(2,791,002)	$30,409,430	$12,065,862	$11,894,236
Denominators:
Basic-weighted average common shares outstanding	4,000,000	4,000,000	4,000,000	4,000,000	5,533,333
Dilutive effect of Series A, B and C warrants			3,999,999	3,999,999	2,466,666
Diluted-weighted average common shares and potential common shares outstanding	4,000,000	4,000,000	7,999,999	7,999,999	7,999,999

Each convertible preference share is convertible into two Class C common shares. If dividends are declared on the common stock, the preference shares are entitled to receive dividends based on the number of Class C common shares that the preference shares are convertible into. The basic earnings per share calculation reflects the rights of the respective classes of shares to receive

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

distributions of net income (net losses are not allocated to preference shares) using the "two-class method" described in FAS 128, Earnings Per Share. The Company has allocated the pro-rata share of net income to the convertible preference shares on a percentage of total weighted average common shares outstanding plus the common-equivalent number of weighted average preferred shares outstanding.

During the year ended December 31, 2004 and the three months ended March 31, 2004 and 2005 the convertible preference shares would have added 1,512,329, 22,222 and 2,000,000 common shares on a weighted average basis, respectively, to diluted shares outstanding. These shares were not included in the diluted earnings per share calculation because the effect would have been anti-dilutive.

During 2002 and 2003, exercise of the Series A, B and C Warrants would have added 2,666,666 common shares. These shares were not included in the 2002 and 2003 earnings per share diluted calculation because the effect would have been anti-dilutive.

The Series A warrants are exercisable for a total of 2,653,846 common shares. Basic weighted average common shares outstanding for the three months ended March 31, 2005 includes 1,533,333 of the common shares issuable on the exercise of Series A warrants. The Series A warrant exercise condition was satisfied on February 8, 2005, and the shares subject to these warrants are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005 because they are issuable for nominal consideration upon exercise of the warrants. Dilutive effect of Series A, B and C warrants is reduced to the extent that common shares issuable on the exercise of Series A warrants are already included in basic weighted average common shares outstanding.

20.    Commitments and Contingencies

Leases

The Company leases three vessels (National Pride, National Honor and Tian Tan Hai) under long-term noncancelable operating leases that expire on April 25, 2006, March 1, 2005 and May 30, 2006, respectively. Lease payments under operating leases were $1,839,474, $6,816,618, and $16,637,791, for the years ended December 31, 2002, 2003, and 2004, respectively. Short-term charter expense was $12,885,344, $33,017,118, and $39,043,355, for the years ended December 31, 2002, 2003, and 2004, respectively.

Minimum future lease payments, which excludes short-term leases, are as follows:

Year
2005	$14,501,163
2006	$4,936,500

Total lease expense for 2002, 2003 and 2004, which includes short-term leases, was $14.7 million, $39.8 million and $55.7 million, respectively.

Litigation

The Company is subject to certain legal proceedings and claims that arise in the ordinary course of business. Liabilities are recorded when it is probable that costs will be incurred and can be reasonably estimated. Based upon available information, management believes that the ultimate liability with respect to these claims, if any, would not be material to the consolidated financial position, operations or cash flow of the Company.

21. Restatement

The Company has restated its audited consolidated financial statements for the year ended December 31, 2004 and its unaudited consolidated financial statements for the three months ended March 31, 2005 and 2004 to correct an error in the computation of weighted average common shares outstanding used in calculating diluted earnings per share to appropriately reflect the number of shares issuable under the formula arrangements in the Series A, B and C warrants (see Note 12).

TBS International Limited and Subsidiaries
Notes to Consolidated Financial Statements

The Company has restated its unaudited consolidated financial statements for the three months ended March 31, 2005 to correct an error in the computation of weighted average common shares outstanding used in calculating basic earnings per share, to appropriately reflect the weighted-average common shares issuable under the formula arrangement upon the exercise of Series A warrants (see Note 19) . As discussed in Note 19, the shares issuable upon exercise of the warrants are treated as outstanding for purposes of the Company's basic earnings per share for the period beginning February 8, 2005, the date the exercise condition of the Series A warrants was satisfied, because they are issuable for nominal consideration upon exercise of the warrants.

The Company has restated its audited consolidated financial statements for the year ended December 31, 2004 and its unaudited consolidated financial statements for the three months ended March 31, 2005 and 2004 to correct an error in the allocation of earnings between the Company's convertible preference and common shares to reflect the rights of the Company's convertible preference shares to participate, on an as-converted basis, in all dividends declared on the Company's Class C common shares, in accordance with EITF 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128".

The effect of this restatement on previously reported basic and diluted earnings per share is as follows:

	Net income available for common shareholders	Basic-weighted average common shares outstanding	Diluted-weighted average common shares and potential common shares outstanding	(Loss) income per common share — Basic	(Loss) income per common share — Diluted
December 31, 2004
As previously reported	$41,906,694		8,399,999	$10.48	$4.99
Adjustment	(11,497,264)		(400,000)	(2.88)	(1.19)
As Restated	$30,409,430		7,999,999	$7.60	$3.80
March 31, 2004
As previously reported	$12,132,895		8,399,999	$3.03	$1.44
Adjustment	(67,033)		(400,000)	(0.01)	0.07
As Restated	$12,065,862		7,999,999	$3.02	$1.51
March 31, 2005
As previously reported	$16,193,358	5,022,222	8,399,999	$3.22	$1.93
Adjustment	(4,299,122)	511,111	(400,000)	(1.07)	(0.44)
As Restated	$11,894,236	5,533,333	7,999,999	$2.15	$1.49

The restatement affects basic earnings per share and diluted earnings per share for the year ended December 31, 2004 and for the quarters ended March 31, 2004 and 2005. The restatement does not impact per share information for any other period, including pro forma per share information, nor does it impact net income or cash flows for any periods presented.